Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports Third Quarter 2015 Financial Results

– Total Revenues Grow 8.8% to $80.3 Million –

– Income from Continuing Operations Increased 20.0% to $2.6 Million –

– Quarterly Earnings Per Share from Continuing Operations Up 23.4% to $0.08 –

WINTER PARK, Fla.—(BUSINESS WIRE)—October 30, 2015—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its third quarter ended September 27, 2015 and announced a quarterly cash dividend of $0.06 per share to be paid in December 2015.

Highlights for the third quarter of 2015 compared to the third quarter of 2014 were as follows:

Net income was $2.6 million, or $0.08 per diluted share, in the third quarter of 2015 compared to a net loss of $7.3 million, or a loss of $0.21 per diluted share, in the third quarter of 2014.

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Income from continuing operations was $2.6 million, or $0.08 per diluted share, in the third quarter of 2015 compared to income from continuing operations of $2.2 million, or $0.06 per diluted share, in the third quarter of 2014.

Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., noted, “We are pleased to report another quarter of strong operating results.  Revenue growth of 8.8% combined with favorable food cost trends and excellent operational execution drove another quarter of solid earnings growth. The strength and consistency of our business has allowed us to reinvest in our core operations and support organic growth, while returning capital to shareholders in a balanced and thoughtful manner.”

O’Donnell added, “We are very excited about the grand opening of our second restaurant location in Dallas next week. This beautiful restaurant showcases the Ruth’s 2.0 modern design and features an expanded bar, elegant dining room, and enhanced private dining spaces.”

Review of Third Quarter 2015 Operating Results

Total revenues in the third quarter of 2015 were $80.3 million, an increase of 8.8% compared to $73.8 million in the third quarter of 2014.

Company-owned Sales

●	For the third quarter of 2015, Company-owned comparable restaurant sales increased 3.3%, which consisted of an average check increase of 3.8%, partially offset by a traffic decrease of 0.5%.
●	Average unit weekly sales were $87.7 thousand in the third quarter of 2015, an increase of 3.7% compared to $84.6 thousand in the third quarter of 2014.
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66 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the third quarter of 2015 compared to 63 Company-owned Ruth’s Chris Steak House restaurants at the end of the third quarter of 2014. Total operating weeks for the third quarter of 2015 increased to 858 from 819 in the third quarter of 2014. Total operating weeks exclude discontinued operations.

Franchise Income

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Franchise income in the third quarter of 2015 was up 12.7% to $4.0 million compared to $3.5 million in the third quarter of 2014. The increase in franchise income was due to new franchise restaurant openings during the last 12 months and a 0.6% increase in comparable franchise restaurant sales.

●	79 franchisee-owned restaurants were open at the end of the third quarter of 2015 compared to 76 at the end of the prior year third quarter.

Operating income in the third quarter of 2015 increased 4.9% to $4.2 million, compared to $4.0 million in the third quarter of 2014. As a percentage of total revenues, operating margin decreased 19 basis points to 5.2% year-over-year.

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Food and beverage costs, as a percentage of restaurant sales, decreased 48 basis points in the third quarter of 2015 to 31.5%, primarily due to a 3.8% increase in the average check partially offset by a 3.1% increase in beef costs.

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Restaurant operating expenses, as a percentage of restaurant sales, decreased 149 basis points in the third quarter of 2015 to 52.3%, primarily due to lower healthcare claims experience in the quarter and the effects of higher sales on fixed costs.

●	Marketing and advertising, as a percentage of total revenues, increased 18 basis points in the third quarter of 2015 to 2.9% primary attributable to a planned increase in advertising spend.
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General and administrative expenses, as a percentage of total revenues, increased 202 basis points in the third quarter of 2015 to 9.3%, driven by a year over year increase in performance based compensation.

During the third quarter of 2015, the Company repurchased 401,689 shares of common stock for approximately $6.4 million under the Company’s previously announced $50 million share repurchase program. Since the beginning of 2014, the Company has repurchased 2.0 million shares for approximately $27.1 million. As of the end of the third quarter of 2015, the Company had $33.2 million remaining under its current authorization.

At the end of the third quarter of 2015, the Company had $5 million in debt outstanding under its senior credit facility, with approximately $90.8 million of borrowings available under that facility, net of outstanding letters of credit of approximately $4.2 million.

Quarterly Cash Dividend

Subsequent to the end of the third quarter of 2015, the Company’s Board of Directors, as part of the Company’s focus on long-term shareholder returns, approved the payment of a quarterly cash dividend to shareholders of $0.06 per share. This dividend will be paid on December 3, 2015 to shareholders of record as of the close of business on November 19, 2015. This dividend represents a 20% increase from the quarterly cash dividend paid to shareholders in December 2014.

Development Update

The Company expects to open its second Dallas, TX restaurant on November 9, 2015. As previously announced, the Company has signed a lease to open a restaurant in Albuquerque, NM, which is currently expected to open in the first half of 2016. Additionally, the Company has signed leases to open restaurants in Cleveland, OH and El Paso, TX in the second half of 2016. Ruth’s Chris Steak House franchisees are currently projected to open the third restaurant in San Antonio, TX on November 16, 2015, and a new location in Jakarta, Indonesia in the first quarter of 2016. Additionally, our franchise partners in both Philadelphia and Mississauga, Canada will relocate their existing restaurants in the second half of 2016.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is updating its full year 2015 outlook as follows:

●	Cost of goods sold of 31.0% to 31.8% of restaurant sales
●	Restaurant operating expenses of 46.5% to 48.5% of restaurant sales
●	Marketing and advertising costs of 2.9% to 3.1% of total revenues
●	General and administrative expenses of $28.0 million to $30.5 million
●	Effective tax rate of 32% to 34%
●	Capital expenditures of $19 million to $21 million
●	Fully diluted shares outstanding of 34.4 million to 34.6 million (exclusive of any future share repurchases under the Company's previously announced share repurchase program.)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer you to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss third quarter 2015 financial results today at 8:30 AM Eastern Time. Hosting the call will be Michael P. O’Donnell, Chairman, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-457-2648. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 752975. The replay will be available until November 6, 2015. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 145 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s financial outlook, objectives, goals and plans, including with respect to new restaurant openings. Forward-looking statements frequently are identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; the Company’s ability to protect its name and logo and other proprietary information; the impact of litigation; the restrictions imposed by the Company’s Amended and Restated Credit Agreement; changes in, or the discontinuation of, the Company’s share repurchase program or dividend payments; and the risk factors or uncertainties identified in the reports the Company files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 28, 2014 and subsequently filed Quarterly Reports on Form 10-Q, all of which are available on the Securities and Exchange Commission’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof, whether as a result of new information, future events or otherwise.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations - Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		39 Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2015	2014	2015	2014
Revenues:
Restaurant sales	$75,249	$69,283	$253,085	$232,342
Franchise income	3,965	3,517	12,103	11,360
Other operating income	1,078	995	3,497	3,453

Total revenues	80,292	73,795	268,685	247,155

Costs and expenses:
Food and beverage costs	23,709	22,165	77,971	73,661
Restaurant operating expenses	39,321	37,238	121,286	113,821
Marketing and advertising	2,312	1,990	6,352	5,658
General and administrative costs	7,442	5,352	21,334	17,424
Depreciation and amortization expenses	3,241	2,693	9,347	7,918
Pre-opening costs	112	395	627	924

Total costs and expenses	76,137	69,833	236,917	219,406

Operating income	4,155	3,962	31,768	27,749

Other income (expense):
Interest expense, net	(188)	(297)	(588)	(881)
Other	9	5	40	25

Income from continuing operations before income tax expense	3,976	3,670	31,220	26,893
Income tax expense	1,338	1,472	10,145	9,038

Income from continuing operations	2,638	2,198	21,075	17,855
Loss from discontinued operations, net of income taxes	(73)	(9,496)	(582)	(9,385)
Net income (loss)	$2,565	$(7,298)	$20,493	$8,470

Basic earnings (loss) per common share:
Continuing operations	$0.08	$0.06	$0.62	$0.51
Discontinued operations	(0.00)	(0.27)	(0.02)	(0.27)
Basic earnings (loss) per share	$0.08	$(0.21)	$0.60	$0.24

Diluted earnings (loss) per common share:
Continuing operations	$0.08	$0.06	$0.61	$0.51
Discontinued operations	(0.00)	(0.27)	(0.02)	(0.27)
Diluted earnings (loss) per share	$0.08	$(0.21)	$0.59	$0.24

Shares used in computing net income (loss) per common share:
Basic	33,989,364	34,925,592	34,183,137	35,047,458
Diluted	34,338,440	34,925,592	34,537,553	35,567,738

Dividends declared per common share	$0.06	$0.05	$0.18	$0.15

The operating results of the Mitchell's Restaurants and a Ruth's Chris Steak House restaurant closed in September 2014 have been reclassified to the discontinued operations line of the condensed consolidated statements of income. These reclassifications had no effect on previously reported net income. Diluted earnings per share for the third quarter of fiscal year 2014 excludes stock options and restricted shares of 379,814, which were anti-dilutive due to the loss for the fiscal quarter.